Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

ABB Ltd

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-190180, 333-181583, 333-179472, 333-171971, 333-129271) of ABB Ltd and on Form F-3 of ABB Ltd and ABB Finance (USA) Inc. (Registration Nos. 333-223907-01 and 333-223907) of our reports dated February 25, 2020, with respect to the consolidated balance sheets of ABB Ltd (the Company) as of December 31, 2019 and 2018, the related consolidated income statements, statements of comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019, annual report on Form 20-F of the Company.

Our report refers to a change in the accounting method for leases in 2019 due to the adoption of Accounting Standard Codification (ASC), 842 Leases.

/s/ KPMG AG

Zurich, Switzerland

February 25, 2020